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                                                                    EXHIBIT 99.1


                      [LETTERHEAD OF NATIONAL STEEL]



NEWS RELEASE
------------
Media Contact:           Clarence J. Ehlers
                         (219) 273-7327

Analyst and              Joseph A. Rainis
Investor Contact:        (219) 273-7158


               NATIONAL STEEL REVISES OUTLOOK FOR SECOND QUARTER

Mishawaka, IN, June 20, 2000 - National Steel Corporation (NYSE: NS) today announced that its second quarter 2000 financial results will be well below current estimates made by the analyst community and are expected to be a loss in the range of $15-20 million, equivalent to $0.36 to $0.48 per common share.
This loss excludes a potential gain on the sale of an asset in the amount of approximately $10-13 million.

Revenues will be below earlier forecasts due to lower shipments and a poorer product mix than previously anticipated. Higher customer inventory levels and lower production levels due to extended outages have negatively impacted volumes. In addition, higher import levels have negatively impacted shipments and pricing. According to the American Iron and Steel Institute, imports through April of this year versus the same period last year were higher by nearly 30% in total and higher by 102% for galvanized sheet and strip and 80% for hot rolled sheet.

A number of items have negatively impacted cost performance for the second quarter. A planned hot strip mill outage at Granite City Division to prepare for the installation of roll bending equipment was extended by eight days due to machining delays to the finishing stands. Additionally, a hydraulic fluid fire at one of the casters at Great Lakes caused some damage to electrical wiring, which curtailed operations for six days. Both facilities are currently in operation. While these operating cost issues have impacted the second quarter, the problems associated with these outages have been largely resolved and should not affect earnings in future quarters.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 1999.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.